Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights Information” in the Private Placement Memorandum for Martin Currie Business Trust and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated June 24, 2014, with respect to the financial statements of MCBT Opportunistic EAFE Fund and MCBT Global Emerging Markets Fund included in their respective Annual Reports for the fiscal year ended April 30, 2014 that are incorporated by reference in this Post-Effective Amendment No. 23 to the Registration Statement (Form N-1A, No. 811-08612) of Martin Currie Business Trust.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 28, 2014